Exhibit 5.2

Simpson Thacher & Bartlett llp

425 lexington avenue

New york, ny 10017-3954

telephone: +1-212-455-2000

Facsimile: +1-212-455-2502

January 27, 2025

Coincheck Group N.V.
Hoogoorddreef 15, 1101 BA
Amsterdam, The Netherlands

Dear Ladies and Gentlemen:

We have acted as counsel to Coincheck Group N.V., a Dutch private limited liability company (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company on January 27, 2025 with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offer and sale of certain securities by the selling securityholders named in the Registration Statement, including 129,611 warrants to purchase ordinary shares of the Company, each ordinary share with a nominal value of one eurocent (EUR 0.01) (each, a “Company Ordinary Share”) at an exercise price of $11.50 per Company Ordinary Share (each, a “Warrant”).

We have examined (1) the Registration Statement, (2) the specimen warrant certificate filed as Exhibit 4.1 to the Registration Statement, (3) the warrant agreement, dated as of June 29, 2021, by and between Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”) and Continental Stock Transfer & Trust Company (the “Warrant Agent”), filed as Exhibit 4.2 to the Registration Statement (the “Warrant Agreement”) and (4) the Warrant Assumption and Amendment Agreement, dated December 10, 2024, by and among the Company, Thunder Bridge Capital Partners IV, Inc. and the Warrant Agent, filed as Exhibit 4.3 to the Registration Statement (the “Warrant Assumption and Amendment Agreement”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

BEIJING    BOSTON    BRUSSELS    HONG KONG    HOUSTON    LONDON    LOS ANGELES    PALO ALTO    SÃO PAULO    TOKYO    WASHINGTON, D.C.

Simpson Thacher & Bartlett llp
Coincheck Group N.V.	January 27, 2025

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that, (1) the Warrant Agreement is the valid, legal and binding obligation of Thunder Bridge, as issuer, and the Warrant Agent, respectively, and (2) the Warrant Assumption and Amendment Agreement is the valid, legal and binding obligation of each party thereto (other than the Company).

In rendering the opinion set forth below, we have assumed further that (1) the Company is validly existing and in good standing under the law of the jurisdiction in which it is organized and the Company issued the Warrants in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the assumption by the Company of the obligations of Thunder Bridge under the Warrant Agreement pursuant to the Warrant Assumption and Amendment Agreement did not constitute a breach or violation of the Company’s organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) none of (a) the performance by the Company of its obligations under the Warrant Agreement or (b) the performance by the Company of its obligations under the Warrant Assumption and Amendment Agreement will constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 9.10 of the Warrant Agreement or Section 3.3 of the Warrant Assumption and Amendment Agreement relating to the severability of provisions of the Warrant Agreement and the Warrant Assumption and Amendment Agreement, respectively.

Simpson Thacher & Bartlett llp
Coincheck Group N.V.	January 27, 2025

In connection with the provisions of each of the Warrant Agreement and the Warrant Assumption and Amendment Agreement whereby the respective parties thereto submit to the jurisdiction of the courts of the State of New York or the United States District Court for the Southern District of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of each of the Warrant Agreement and the Warrant Assumption and Amendment Agreement that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP